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                                 EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders of Financial Intranet, Inc.
(Formerly Wee Wees, Inc.)



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2), and related prospectus of Financial Intranet, Inc. (formerly Wee Wees, Inc.) and to the incorporation by reference therein of our report dated October 9, 1998, except for Note 9, as to which the date is December 1, 1998 with respect to the financial statements as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period December 17, 1996 (date of inception) to December 31, 1996.




New York, New York                       REMINICK, AARONS & COMPANY, LLP
February 25, 1999